Exhibit 2.0

PLAN OF CONVERSION

OF

HOMETRUST BANK

as adopted on:

December 22, 2011

i

EXHIBIT A    ARTICLES OF INCORPORATION OF THE HOLDING COMPANY

EXHIBIT B    BYLAWS OF THE HOLDING COMPANY

ii

PLAN OF CONVERSION OF

HOMETRUST BANK

1.	INTRODUCTION

This Plan of Conversion (the “Plan”) provides for the conversion of HomeTrust Bank, a federal mutual savings bank headquartered in Clyde, North Carolina (the “Bank”), into the capital stock form of organization. A new Maryland stock holding company (the “Holding Company”) will issue Holding Company Common Stock in the Conversion. The Conversion is intended to provide an additional source of capital not now available in order to allow the Bank and the Holding Company to better serve the needs of the community through increased lending to support continued growth in the Bank’s loan portfolios, expansion of customer services and to facilitate future expansion by the Bank, including through mergers, acquisitions and branch acquisitions. The Board of Directors further desires to reorganize the Bank as the wholly owned subsidiary of a holding company to enhance flexibility of operations, diversification of business opportunities and financial capability for business and regulatory purposes and to enable the Bank to compete more effectively with other financial service organizations. In addition, opportunities for stock ownership by officers and other employees of the Bank and the Holding Company will provide an effective performance incentive and means of attracting and retaining qualified personnel. The Holding Company Common Stock will be offered in the Offering upon the terms and conditions set forth herein. The subscription rights granted to Participants in the Subscription Offering are set forth in Sections 8 through 11 hereof. All sales of Holding Company Common Stock in the Community Offering, the Syndicated Community Offering, the Firm Commitment Underwritten Offering, or in any other manner permitted by the OCC, will be at the sole discretion of the Boards of Directors of the Bank and the Holding Company. The Conversion will have no impact on depositors, borrowers or other customers of the Bank. After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the extent provided by applicable law.

All capitalized terms contained in the Plan shall have the meanings ascribed to them in Section 2 hereof.

This Plan has been adopted by the Board of Directors of the Bank. This Plan also must be approved by at least a majority of the total number of outstanding votes entitled to be cast by Voting Members at the Special Meeting of Members to be called for that purpose. The OCC must approve this Plan before it is presented to Voting Members for their approval.

After the Conversion, the Bank will continue to be regulated by the OCC, as its chartering authority, and by the FDIC, which insures the Bank’s deposits. After the Conversion, the Holding Company will be regulated by the Federal Reserve. In addition, all insured savings deposits will continue to be insured by the FDIC up to the maximum provided by law.

No change will be made in the Board of Directors or management of the Bank as a result of the Conversion.

2.	DEFINITIONS

For the purposes of this Plan, the following terms have the following meanings:

Account Holder — Any Person holding a Deposit Account in the Bank.

Acting in Concert — The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person who acts in concert with another Person (“other party”) shall also be deemed to be Acting in Concert with any Person who is also Acting in Concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be Acting in Concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Affiliate — Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

Appraised Value Range — The range of the estimated consolidated pro forma market value of the Holding Company, which shall also be equal to the estimated pro forma market value of the total number of shares of Conversion Stock to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range. The maximum of the Appraisal Value Range may be adjusted by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market or financial conditions or demand for the Common Stock.

Associate — The term Associate when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Holding Company, the Bank or a majority-owned subsidiary of the Bank) if the Person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Offering and the sale of Conversion Stock following the Conversion, a Person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an Associate of such plan, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any person who is related by blood or marriage to such person and (A) who lives in the same home as such person or (B) who is a Director or Officer of the Bank or the Holding Company, or any of their parents or subsidiaries.

Bank — HomeTrust Bank, Clyde, North Carolina.

Capital Stock — Any and all authorized capital stock in the Converted Bank.

Code — The Internal Revenue Code of 1986, as amended.

Community —Buncombe, Cleveland, Davidson, Gaston, Haywood, Henderson, Polk, Rockingham and Rutherford counties in the state of North Carolina.

Community Offering — The offering of Conversion Stock not subscribed for in the Subscription Offering for sale to certain members of the public directly by the Holding Company. The Community Offering may occur concurrently with the Subscription Offering and any Syndicated Community Offering.

Control — (including the terms “controlling,” “controlled by,” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise as described in the rules and regulations of the Federal Reserve governing control of savings and loan holding companies.

Conversion — The conversion of the Bank to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the Offering.

Conversion Stock — Shares of Holding Company Common Stock offered for sale in the Offering.

Converted Bank — HomeTrust Bank, in stock form after the Conversion.

Deposit Account — Any withdrawable account, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts.

Director — A member of the Board of Directors of the Bank, or the Holding Company, as appropriate in the context.

Eligible Account Holder — Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.

Eligibility Record Date — The date for determining Eligible Account Holders of the Bank, which is November 30, 2010.

Employees — All Persons who are employed by the Bank, or the Holding Company or any of their Affiliates.

Employee Plans — Any one or more Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company, including any ESOP and 401(k) Plan.

ESOP — The Bank’s Employee Stock Ownership Plan and related trust.

FDIC — The Federal Deposit Insurance Corporation.

Firm Commitment Underwritten Offering — The offering, at the sole discretion of the Holding Company, of Conversion Stock not subscribed for in the Subscription Offering and any Community Offering and/or Syndicated Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Underwritten Offering may occur concurrently with the Subscription Offering and any Community Offering and/or Syndicated Community Offering.

Federal Reserve — The Board of Governors of the Federal Reserve System.

H-(e)1s Application — The application submitted to the Federal Reserve on Form H-(e)1s for approval of the Holding Company’s acquisition of all of the Capital Stock to be issued by the Bank in the Conversion.

Holding Company — The Maryland corporation formed for the purpose of acquiring all of the shares of Capital Stock to be issued in connection with the Conversion.

Holding Company Common Stock — The common stock, par value $0.01 per share, of the Holding Company.

Independent Appraiser — The appraiser retained by the Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Holding Company.

Liquidation Account — The interest in the Bank received by Eligible Account Holders and Supplemental Eligible Account Holders in exchange for their interest in the Bank in connection with the Conversion.

OCC — The Office of the Comptroller of the Currency, a bureau of the United States Department of Treasury.

Offering — The offering and issuance, pursuant to this Plan, of Holding Company Common Stock in a Subscription Offering, Community Offering, Syndicated Community Offering and/or Firm Commitment Underwritten Offering, as the case may be.

Offering Range — The range of the number of shares of Holding Company Common Stock offered for sale in the Offering multiplied by the Subscription Price. The Offering Range shall be equal to the Appraised Value Range. The maximum and minimum of the Offering Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Offering Range.

Officer — The term Officer means the president, any vice-president (but not an assistant vice-president, second vice-president, or other vice president having authority similar to an assistant or second vice-president), the secretary, the treasurer, the comptroller, and any other person performing similar functions with respect to any organization whether incorporated or unincorporated. The term Officer also includes the chairman of the Board of Directors if the chairman is authorized by the charter or bylaws of the organization to participate in its operating management or if the chairman in fact participates in such management.

Order Form — Any form (together with any cover letter and acknowledgments) sent to any Person containing, among other things, a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding subscriptions for Conversion Stock.

Other Member — A Voting Member who is not an Eligible Account Holder or Supplemental Eligible Account Holder.

Participant — Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder or Other Member.

Person — An individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.

Plan — This Plan of Conversion of the Bank as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Prospectus — The one or more documents used in offering the Conversion Stock.

Qualifying Deposit — The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, or (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50. The term “Qualifying Deposit” shall also include the aggregate balance of all Deposit Accounts of not less than $50.

Resident — Any Person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the place of business or headquarters shall be in the Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank. A Person must be a “Resident” for purposes of determining whether such Person “resides” in the Community as such term is used in this Plan.

SEC — The U.S. Securities and Exchange Commission.

Special Meeting of Members — The special or annual meeting of Voting Members and any adjournments thereof held to consider and vote upon this Plan.

Subscription Offering — The offering of Conversion Stock to Participants.

Subscription Price — The price per share of Conversion Stock to be paid by Participants and others in the Offering. The Subscription Price will be determined by the Board of Directors of the Holding Company and fixed prior to the commencement of the Subscription Offering.

Supplemental Eligible Account Holder — Any Person, other than Directors and Officers of the Bank and the Holding Company (unless the OCC grants a waiver permitting a Director or Officer to be included) and their Associates, holding a Qualifying Deposit on the Supplemental Eligibility Record Date.

Supplemental Eligibility Record Date — The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding OCC approval of the application for conversion. The Supplemental Eligibility Record Date will only occur if the OCC has not approved the Conversion within 15 months after the Eligibility Record Date.

Syndicated Community Offering — The offering, at the sole discretion of the Holding Company, of Conversion Stock not subscribed for in the Subscription Offering and the Community Offering, to members of the general public through a syndicate of broker-dealers. The Syndicated Community Offering may occur concurrently with the Subscription Offering and any Community Offering.

Tax-Qualified Employee Stock Benefit Plan — Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code. The Bank may make scheduled discretionary contributions to a tax-qualified employee stock benefit plan, provided such contributions do not cause the Bank to fail to meet its regulatory capital requirements. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan which is not so qualified.

Voting Member — Any Person holding a Deposit Account in the Bank as of the Voting Record Date and any borrower of the Bank with an outstanding balance as of June 11, 1996 whose loan remains outstanding as of the Special Meeting of Members.

Voting Record Date — The date fixed by the Directors for determining eligibility to vote at the Special Meeting of Members.

3.	PROCEDURES FOR CONVERSION

A. After approval of the Plan by the Board of Directors of the Bank, the Plan, together with all other requisite material, shall be submitted to the OCC for approval. Notice of the adoption of the Plan by the Board of Directors of the Bank will be published in a newspaper having general circulation in each community in which an office of the Bank is located, and copies of the Plan will be made available at each office of the Bank for inspection by depositors. The Bank also will publish a notice of the filing with the OCC of an application to convert in accordance with the provisions of this Plan and as required by applicable regulation.

B. Promptly following approval by the OCC, the Plan will be submitted to a vote of the Voting Members at the Special Meeting of Members. The Bank will mail to all Voting Members, at their last known address appearing on the records of the Bank, a proxy card and a proxy statement in either long or summary form describing the Plan, which will be submitted to a vote of Voting Members at the Special Meeting of Members. The Holding Company also will mail to all Participants either a Prospectus and Order Form for the purchase of Conversion Stock or a letter informing them of their right to receive a Prospectus and Order Form and a postage-prepaid card to request such materials, subject to other provisions of this Plan. In addition, all Participants will receive, or be given the opportunity to request by either returning a postage-prepaid card which will be distributed with the proxy statement or by letter addressed to the Bank’s Secretary, a copy of this Plan. Upon approval of this Plan by a majority of the total number of votes entitled to be cast by Voting Members, the Holding Company and the Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion and the Offering. The Conversion must be completed within 24 months of the approval of this Plan by Voting Members, unless a longer time period is permitted by governing laws and regulations.

C. The period for the Subscription Offering will be not less than 20 days nor more than 45 days, unless extended. Any shares of Conversion Stock for which subscriptions have not been received in the Subscription Offering may be issued in a Community Offering, a Syndicated Community Offering, a Firm Commitment Underwritten Offering or in any other manner permitted by the OCC. All sales of Conversion Stock must be completed within 45 days after the last day of the Subscription Offering, unless the offering period is extended by the Holding Company and the Bank with the approval of the OCC.

D. The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations: (1) the Bank will convert its charter to the federal stock savings bank charter, which authorizes the issuance of Capital Stock; (2) the Holding Company will purchase all of the Capital Stock issued by the Bank in connection with its conversion from mutual to stock form, for at least 50% of the net proceeds of the Offering; and (3) the Holding Company will issue the Common Stock in the Offering as provided in this Plan. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Board of Directors of the Holding Company and the Board of Directors of the Bank, and applicable federal and state regulations and policy. Approval of this Plan by Voting Members also shall constitute approval of each of the transactions necessary to implement this Plan.

The Board of Directors of the Bank may determine for any reason at any time prior to the issuance of the Conversion Stock not to utilize a holding company form of organization in the Conversion. If the Board of Directors determines not to complete the Conversion utilizing a holding company form of organization, the stock of the Bank will be issued and sold in accordance with this Plan. In such case, the Holding Company’s registration statement will be withdrawn from the SEC, the Bank will take steps necessary to complete the Conversion, including filing any necessary documents with the OCC and will issue and sell the Conversion Stock in accordance with this Plan. In such event, any subscriptions or orders received for Conversion Stock shall be deemed to be subscriptions or orders for common stock of the Bank, and the Bank shall take such steps as permitted or required by the OCC and the SEC.

E. The Holding Company shall register the Conversion Stock with the SEC and any appropriate state securities authorities.

F. Upon completion of the Conversion, the legal existence of the Bank shall not terminate but the Converted Bank shall be a continuation of the entity of the mutual Bank and all property of the mutual Bank, including its right, title and interest in and to all property of whatever kind and nature, whether real, personal, or mixed, and things, and choses in action, and every right, privilege, interest and asset of every conceivable value or benefit then existing or pertaining to it, or which would inure to it, immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed shall vest in the Converted Bank. The Converted Bank shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the mutual Bank. The Converted Bank at the time and the taking effect of the Conversion shall continue to have and succeed to all the rights, obligations and relations of the mutual Bank. All pending actions and other judicial or administrative proceedings to which the Bank was a party shall not be discontinued by reason of the Conversion, but may be prosecuted to final judgment or order in the same manner as if the Conversion had not been made and the Converted Bank resulting from the Conversion may continue the actions in its name notwithstanding the Conversion. Upon completion of the Conversion, each Person having a Deposit Account at the Bank prior to the Conversion will continue to have a Deposit Account, without further payment therefor, in the same amount and subject to the same terms and conditions (except for Liquidation Rights) as in effect prior to the Conversion. All of the Bank’s insured Deposit Accounts will continue to be insured by the FDIC to the extent provided by applicable law.

G. The Articles of Incorporation and Bylaws of the Holding Company shall read in the form of Exhibit A and Exhibit B, respectively.

H. The home office of the Bank shall be moved to Asheville, North Carolina as part of the Conversion, but all other branch offices of the Bank shall be unaffected by the Conversion. The executive offices of the Holding Company shall be located at the new home office of the Bank.

4.	HOLDING COMPANY APPLICATIONS AND APPROVALS

The Boards of Directors of the Holding Company and the Bank will take all necessary steps to convert the Bank to stock form, form the Holding Company and complete the Offering. The Holding Company shall file the H-(e)1s Application with the Federal Reserve and will also publish such notices as may be required in connection with the H-(e)1s Application and by the regulations and policies of the Federal Reserve. The Holding Company shall make any and all filings in a timely manner with the Federal Reserve and the SEC to obtain any requisite regulatory approvals to complete the Conversion.

5.	SALE OF CONVERSION STOCK

The Conversion Stock will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the proxy statement for the Special Meeting of Members. The Conversion Stock will not be insured by the FDIC. The Bank will not extend credit to any Person to purchase shares of Conversion Stock.

Any shares of Conversion Stock for which subscriptions have not been received in the Subscription Offering may be issued in the Community Offering, subject to the terms and conditions of this Plan. The Community Offering, if any, will involve an offering of all unsubscribed shares of Conversion Stock directly to the general public with a preference to those natural persons residing in the Community. The Community Offering may begin simultaneously or later than the Subscription Offering. The offer and sale of Conversion Stock prior to the Special Meeting of Members, however, is subject to the approval of the Plan by the Voting Members.

If feasible, any shares of Conversion Stock remaining after the Subscription Offering period and the Community Offering period (should one be conducted) may be sold in a Syndicated Community Offering, a Firm Commitment Underwritten Offering or in any manner approved by the OCC that will achieve a widespread distribution of the Conversion Stock. The issuance of Conversion Stock in the Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of Conversion Stock in any Syndicated Community Offering and/or Firm Commitment Underwritten Offering is consummated, and only if the required minimum number of shares of Conversion Stock has been issued.

6.	PURCHASE PRICE AND NUMBER OF SHARES OF CONVERSION STOCK

The total number of shares of Conversion Stock to be offered in the Conversion will be determined jointly by the Boards of Directors of the Bank and the Holding Company immediately prior to the commencement of the Subscription Offering, and will be based on the Appraised Value Range and the Subscription Price. The Offering Range will be equal to the Appraised Value Range. The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the OCC, and the maximum of the Appraised Value Range may be increased by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the shares. The number of shares of Conversion Stock issued in the Conversion and Offering will be equal to the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price.

In the event that the Subscription Price multiplied by the number of shares of Conversion Stock to be issued in the Conversion is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Bank and the Holding Company shall establish, if all required regulatory approvals are obtained.

Notwithstanding the foregoing, shares of Conversion Stock will not be issued unless, prior to the consummation of the Conversion, the Independent Appraiser confirms to the Holding Company, the Bank and the OCC, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of shares of Conversion Stock issued in the Conversion multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Offering, extend the Offering and establish a new Subscription Price and/or Appraised Value Range, or hold a new Offering or take such other action as the OCC may permit.

The Conversion Stock to be issued in the Conversion and Offering shall be fully paid and nonassessable.

7.	RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY

The Holding Company may retain up to 50% of the net proceeds of the Offering. The Holding Company believes that the Offering proceeds will provide economic strength to the Holding Company and the Bank for the future in a highly competitive and regulated financial services environment, and would support growth in the operations of the Holding Company and the Bank through increased lending, acquisitions of financial service organizations, continued diversification into other related businesses and other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Holding Company Common Stock as permitted by applicable regulations and policies.

8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

A. Each Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 150,000 shares of Conversion Stock, 0.10% of the total number of shares of Conversion Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of shares of Conversion Stock offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the purchase limitations specified in Section 14.

B. In the event that Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the Conversion Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates that are based on deposits made by such persons during the 12 months preceding the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders, except as permitted by the OCC.

9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

The Employee Plans of the Holding Company and the Bank (excluding the 401(k) Plan) shall have subscription rights to purchase in the aggregate up to 10% of the Conversion Stock issued in the Offering, including any Conversion Stock to be issued as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and prior to completion of the Conversion. Alternatively, if permitted by the OCC, the Employee Plans may purchase all or a portion of such shares in the open market. Consistent with applicable laws and regulations and practices and policies, the Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements. The Employee Plans shall not be deemed to be Associates or Affiliates of, or Persons Acting in Concert with, any Director or Officer of the Holding Company or the Bank. If the final valuation exceeds the maximum of the Offering Range, up to 8% of the Common Stock issued and outstanding following the completion of the Offering may be sold to the Employee Plans notwithstanding any oversubscription by Eligible Account Holders. If permitted by the OCC, the Employee Plans may purchase all or a portion of such shares in the open market.

10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

A. Each Supplemental Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 150,000 shares of Conversion Stock, 0.10% of the total number of shares of Conversion Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of shares of Conversion Stock offered in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of the Eligible Account Holders and Employee Plans and subject to the purchase limitations specified in Section 14.

B. In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such subscribing Supplemental

Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares for which each such Supplemental Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each such Supplemental Eligible Account Holder bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

A. Each Other Member shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 150,000 shares of Conversion Stock or 0.10% of the total number of shares of Conversion Stock issued in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders and subject to the purchase limitations specified in Section 14.

B. In the event that such Other Members subscribe for a number of shares of Conversion Stock which, when added to the Conversion Stock subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares of Conversion Stock to be issued, the available shares will be allocated to Other Members so as to permit each such subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares for which each such Other Member has subscribed. Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

12.	COMMUNITY OFFERING

If subscriptions are not received for all the shares of Conversion Stock offered for sale in the Subscription Offering, shares for which subscriptions have not been received may be offered for sale in the Community Offering through a direct community marketing program which may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions’ securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. In the event orders for Conversion Stock in the Community Offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons and trusts controlled by natural persons residing in the Community, and thereafter to cover orders of other members of the general public. In the event orders for Conversion Stock exceed the number of shares available for sale in a category pursuant to the distribution priorities described above, shares will be allocated within the category so that each member of that category will receive the lesser of

100 shares or their ordered amount and thereafter remaining shares will be allocated on an equal number of shares basis per order. In addition, orders received for Conversion Stock in the Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. The Holding Company shall use its best efforts consistent with this Plan to distribute Conversion Stock sold in the Community Offering in such a manner as to promote the widest distribution practicable of such stock. The Holding Company reserves the right to reject any or all orders, in whole or in part, that are received in the Community Offering. Any Person may purchase up to 150,000 shares of Conversion Stock in the Community Offering, subject to the purchase limitations specified in Section 14.

13.	SYNDICATED COMMUNITY OFFERING AND/OR FIRM COMMITMENT UNDERWRITTEN OFFERING

If feasible, the Boards of Directors of the Holding Company and the Bank may determine to offer Conversion Stock not sold in the Subscription Offering or the Community Offering, if any, for sale in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Holding Company and the Bank, in a manner that will achieve the widest distribution of Conversion Stock, subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Syndicated Community Offering. In the Syndicated Community Offering, any Person may purchase up to 150,000 shares of Conversion Stock, subject to the purchase limitations specified in Section 14. In addition, unless waived by the OCC, orders received for Conversion Stock in the Syndicated Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. Provided that the Subscription Offering has begun, the Holding Company may begin the Syndicated Community Offering at any time.

If feasible, the Boards of Directors of the Holding Company and the Bank may determine to offer Conversion Stock not sold in the Subscription Offering or any Community Offering or Syndicated Community Offering, for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the Holding Company and the Bank, subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Firm Commitment Underwritten Offering. Provided the Subscription Offering has begun, the Holding Company may begin the Firm Commitment Underwritten Offering at any time.

If for any reason a Syndicated Community Offering or Firm Commitment Underwritten Offering of shares of Conversion Stock not sold in the Subscription Offering or any Community Offering cannot be effected, or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription Offering or any Community Offering, Syndicated Community Offering or Firm Commitment Underwritten Offering, the Holding Company will use its best efforts to make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other purchase arrangements will be subject to receipt of any required approval of the OCC.

14.	ADDITIONAL LIMITATIONS ON PURCHASES

In addition to the limitations set forth elsewhere in this Plan, the following limitations shall apply to all purchases and issuances of shares of Conversion Stock:

A. The maximum number of shares of Conversion Stock that may be purchased in the Subscription Offering through a single Deposit Account is 150,000 shares.

B. The maximum number of shares of Conversion Stock that may be subscribed for or purchased in all categories in the Offering by any Person or Participant, together with any Associate or group of Persons Acting in Concert, shall not exceed 250,000 shares of the Holding Company Common Stock outstanding immediately upon completion of the Conversion, except that the Employee Plans may subscribe for up to 10% of the Conversion Stock sold in the Offering (including shares sold in the Offering in the event of an increase in the maximum of the Offering Range of up to 15%).

C. The maximum number of shares of Conversion Stock that may be issued to or purchased in all categories of the Offering by Officers and Directors and their Associates in the aggregate shall not exceed 25% of the shares of Holding Company Common Stock issued in the Conversion.

D. A minimum of 25 shares of Conversion Stock must be purchased by each Person or Participant purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Conversion Stock purchased times the Subscription Price exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Boards of the Bank and the Holding Company.

E. If the number of shares of Conversion Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Conversion Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person’s Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits.

Depending upon market or financial conditions, the Boards of Directors of the Holding Company and the Bank, with the receipt of any required approvals of the OCC and without further approval of Voting Members, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares issued in the Offering except as provided below. If the Holding Company and the Bank increases the maximum purchase limitations, the Holding Company is only required to resolicit Persons who subscribed for the maximum purchase amount in the Subscription Offering and may, in the sole discretion of the Holding Company, resolicit certain other large subscribers. In the event that the maximum purchase limitation is increased to 5% of the shares issued in the Offering, such limitation may be further increased to 9.99%, provided that orders for Conversion Stock exceeding 5% of the shares of Conversion Stock issued in the

Offering shall not exceed in the aggregate 10% of the total shares of Conversion Stock issued in the Offering. Requests to purchase additional shares of the Conversion Stock in the event that the purchase limitation is so increased will be determined by the Boards of Directors of the Holding Company and the Bank in their sole discretion.

In the event of an increase in the total number of shares offered in the Offering due to an increase in the maximum of the Offering Range of up to 15% (the “Adjusted Maximum”), the additional shares may be used to fill the Employee Plans orders before all other orders and then will be allocated in accordance with the priorities set forth in this Plan.

For purposes of this Section 14, (i) Directors, Officers and Employees of the Bank and the Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in paragraphs A. and B. of this Section 14, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

Each Person purchasing Conversion Stock shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

15.	PAYMENT FOR CONVERSION STOCK

All payments for Conversion Stock subscribed for in the Subscription Offering and Community Offering must be delivered in full to the Bank or Holding Company, together with a properly completed and executed Order Form, on or prior to the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares in the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Conversion Stock subscribed for by such plans at the Subscription Price upon consummation of the Conversion. Subscription funds will be held in a segregated account at the Bank or, at the discretion of the Bank, at another insured depository institution.

Payment for Conversion Stock subscribed for shall be made by check, money order or bank draft. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares for which they have subscribed by authorizing the Bank on the Order Form to make a withdrawal from the designated types of Deposit Accounts at the Bank in an amount equal to the aggregate Subscription Price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber’s Deposit Account but may not be used by the subscriber during the Subscription and Community Offerings. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on funds received by check or money order will be paid by the Bank at not less than the passbook rate. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them, with interest.

In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Offering, and therefore will not do so.

16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

As soon as practicable after the registration statement prepared by the Holding Company has been declared effective by the SEC and the stock offering materials have been approved by the OCC, Order Forms will be distributed to Participants at their last known addresses appearing on the records of the Bank for the purpose of subscribing for Conversion Stock and will be made available for use by those Persons to whom a Prospectus is delivered. Each Order Form will be preceded or accompanied by a Prospectus describing the Holding Company, the Bank, the Holding Company Common Stock and the Offering. Each Order Form will contain, among other things, the following:

A. A specified date by which all Order Forms must be received by the Bank or the Holding Company, which date shall be not less than 20 days, nor more than 45 days, following the date on which the Order Forms are mailed by the Holding Company, and which date will constitute the termination of the Subscription Offering unless extended;

B. The Subscription Price per share for shares of Holding Company Common Stock to be sold in the Offering;

C. A description of the minimum and maximum number of shares of Conversion Stock which may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Offering;

D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of shares of Conversion Stock for which such person elects to subscribe and the available alternative methods of payment therefor;

E. An acknowledgment that the recipient of the Order Form has received a copy of the final Prospectus prior to execution of the Order Form;

F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Conversion Stock subscribed for in the Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and

G. A statement to the effect that the executed Order Form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

Notwithstanding the above, the Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimiled order forms.

17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

In the event Order Forms (a) are not delivered or are not timely delivered by the United States Postal Service, (b) are defectively filled out or executed, (c) are not accompanied by the full required payment, unless waived by the Holding Company, for the shares of Conversion Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (d) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed Order Form within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation of the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the OCC.

18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

The Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for shares of Conversion Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase Conversion Stock in the Offering if such Person resides in a foreign country; or in a state of the United States with respect to which any of the following apply: (a) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (b) the issuance of subscription rights or the offer or sale of Conversion Stock to such Persons would require the Holding Company, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

19.	ESTABLISHMENT OF LIQUIDATION ACCOUNT

The Bank shall establish in connection with the Conversion, a Liquidation Account in an amount equal to the Bank’s total equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion. Following the Conversion, the Liquidation Account will be maintained by the Bank for the benefit of the Eligible Account

Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to his Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided. The Liquidation Account reduces in amount corresponding to the reduction in the Deposit Account balances of Eligible Account Holders and Supplemental Eligible Account Holders, as applicable, subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable.

In the unlikely event of a complete liquidation of the Bank (and only in such event) following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the adjusted subaccount balance for such Account Holders before any liquidation distribution may be made to any holders of the Bank’s Capital Stock. No merger, consolidation, purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

The initial subaccount balance for a Deposit Account held by an Eligible Account Holder or a Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Holding Company Liquidation Account by a fraction, the numerator of which is the amount of the Qualifying Deposits of such Eligible Account Holder or Supplemental Eligible Account Holder, as applicable, and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Account on each such record date. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

If, at the close of business on any December 31 annual closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Bank, except that the Bank shall not declare or pay a cash dividend on, or repurchase any of, its Capital Stock if the effect thereof would cause its equity to be reduced below (i) the amount required for the Liquidation Account; or (ii) the regulatory capital requirements of the Bank.

20.	VOTING RIGHTS OF STOCKHOLDERS

Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company and the Holding Company exclusively shall hold and exercise voting rights as the holder of 100% of the Bank’s voting common stock.

21.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

A. All Conversion Stock purchased by Directors or Officers of the Holding Company or the Bank in the Offering shall be subject to the restriction that, except as provided in this Section or as may be approved by the OCC, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.

B. The restriction on disposition of Conversion Stock set forth above in this Section shall not apply to the following:

(1)	Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the appropriate federal regulatory agency; and

(2)	Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of the Plan.

C. With respect to all Conversion Stock subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

(1)	Each certificate representing shares restricted by this Section shall bear a legend giving notice of the restriction;

(2)	Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

(3)	Any shares of capital stock of the Holding Company issued as a result of a stock dividend, stock split, or otherwise with respect to ownership of outstanding Conversion Stock subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Conversion Stock.

22.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the OCC, any outstanding shares of Holding Company Common Stock except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Holding Company Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Holding Company Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

23.	TRANSFER OF DEPOSIT ACCOUNTS

Each person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights) applicable to such Deposit Account in the Bank immediately preceding consummation of the Conversion.

24.	REGISTRATION AND MARKETING

Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the maintenance of registration for three years requirement may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Conversion Stock and to list those securities on a national or regional securities exchange.

25.	TAX RULINGS OR OPINIONS

Consummation of the Conversion is expressly conditioned upon prior receipt by the Holding Company and the Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling, an opinion of counsel, or a letter of advice from their tax advisor with respect to applicable state tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Holding Company or the Bank, or the account holders receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.

26.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

A. The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Holding Company Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.

B. The Holding Company and the Bank are authorized to adopt stock option plans, restricted stock award plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that such plans conform to any applicable regulations. The Holding Company and the Bank intend to implement a stock option plan and a restricted stock award plan no earlier than six months after completion of the Conversion. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the Conversion, the stock option plan will reserve a number of shares equal to up to 10% of the shares sold in the Offering and the restricted stock award plan will reserve a number of shares equal to up to 4% of the shares sold in the Offering (unless the Bank’s tangible capital is less than 10% upon completion of the Offering, in which case the restricted stock award plan will reserve a number of shares equal to up to 3% of the shares sold in the Offering) for awards to Employees and Directors at no cost to the recipients. Shares for such plans may be issued out of authorized but unissued shares, treasury shares or repurchased shares. Any stock option plan, restricted stock award plan or other Non-Tax-Qualified Employee Stock Benefit Plan implemented more than 12 months following the completion of the Conversion will not be subject to the foregoing restrictions.

C. The Holding Company and the Bank are authorized to enter into employment agreements and/or change in control agreements with their executive officers.

27.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY

A.	(1)

The charter of the Bank may contain a provision stipulating that no person, except the Holding Company, for a period of five years following the closing date of the Conversion, may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of equity security of the Bank, without the prior written approval of the OCC. In addition, such charter may also provide that for a period of five years following the closing date of the Conversion, shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. In addition, special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors, and shareholders shall not be permitted to cumulate their votes for the election of Directors.

(2)	For a period of three years from the date of consummation of the Conversion, no person, other than the Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Bank without the prior written consent of the OCC.

B. The Articles of Incorporation of the Holding Company may contain a provision stipulating that in no event shall any record owner of any outstanding shares of Holding Company Common Stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote with respect to any shares held in excess of 10%. In addition, the Articles of Incorporation and Bylaws of the Holding Company may contain provisions which provide for staggered terms of the directors, noncumulative voting for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations, certain notice requirements and supermajority voting requirements for certain matters.

C. For the purposes of this Section:

(1)	The term “person” includes an individual, a firm, a corporation or other entity;

(2)	The term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

(3)	The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(4)	The term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in 15 U.S.C. § 77b(a)(1).

28.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

A. The Holding Company shall comply with any applicable regulation in the repurchase of any shares of its capital stock following consummation of the Conversion.

B. The Bank shall not declare or pay a cash dividend on, or repurchase any of, its Capital Stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the Liquidation Account, or (ii) applicable regulatory capital requirements.

29.	ARTICLES OF INCORPORATION AND BYLAWS

By voting to adopt this Plan, Voting Members will be voting to adopt the Articles of Incorporation and Bylaws for the Holding Company attached as Exhibits A and B to this Plan.

30.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

The Effective Date of the Conversion shall be the date of the closing of the sale of all shares of the Conversion Stock after all requisite regulatory and depositor approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Conversion Stock have been received. The closing of the sale of all shares of Conversion Stock shall occur simultaneously on the effective date of the closing.

31.	EXPENSES OF CONVERSION

The Bank and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering, and such parties shall use their best efforts to assure that such expenses shall be reasonable.

32.	AMENDMENT OR TERMINATION OF PLAN

If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from the OCC or otherwise at any time prior to solicitation of proxies from Voting Members to vote on this Plan by the Board of Directors of the Bank, and at any time thereafter by the Board of Directors of the Bank with the concurrence of the OCC. Any amendment to this Plan made after approval by Voting Members with the approval of the OCC shall not necessitate further approval by Voting Members unless otherwise required by the OCC. The Board of Directors of the Bank may terminate this Plan at any time prior to the Special Meeting of Members to vote on this Plan, and at any time thereafter with the concurrence of the OCC.

By adoption of the Plan, Voting Members of the Bank authorize the Board of Directors of the Bank to amend or terminate the Plan under the circumstances set forth in this Section.

33.	CONDITIONS TO CONVERSION

Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

A. Prior receipt by the Bank of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in Section 25 hereof;

B. The issuance of the Conversion Stock; and

C. The completion of the Conversion within the time period specified in Section 3 of this Plan.

34.	INTERPRETATION

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the OCC.

Dated: December 22, 2011